As filed with the Securities and Exchange Commission on November 23, 1998
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                 TELIDENT, INC.
             (Exact name of registrant as specified in its charter)

           MINNESOTA                          3661                 41-1533060
(State or Other Jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification
                                                                     Number)

                        TEN SECOND STREET N.E., SUITE 212
                              MINNEAPOLIS, MN 55413
                                 (612) 623-0911
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              W. EDWARD MCCONAGHAY
                                 TELIDENT, INC.
                        TEN SECOND STREET N.E., SUITE 212
                              MINNEAPOLIS, MN 55413
                                 (612) 623-0911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                              BRIAN D. WENGER, ESQ.
                             BRETT D. ANDERSON, ESQ.
                            THOMAS F. STEICHEN, ESQ.
                             BRIGGS AND MORGAN, P.A.
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 334-8400
                                 ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY
                               MARKET CONDITIONS.
                                 ---------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF       AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
       SECURITIES TO BE REGISTERED      REGISTERED         SHARE(1)             PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
COMMON STOCK ($0.08 PAR VALUE)......    3,090,842           $1.047              $3,236,112            $900
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the last reported sale price for such stock on November 19, 1998, as reported by the Nasdaq SmallCap Market.

                           --------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the SEC or any applicable state securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 23, 1998

PROSPECTUS

--------------------------------------------------------------------------------

                                3,090,842 SHARES

                                 TELIDENT, INC.

                                  COMMON STOCK

--------------------------------------------------------------------------------

         The shareholders of Telident listed below are offering and selling 3,090,842 shares of common stock under this prospectus. We will not receive any part of the proceeds from this offering.

         We issued the securities covered by this prospectus to the selling shareholders in connection with stock purchase agreements between us and the selling shareholders. The selling shareholders will receive certain shares covered by this prospectus upon the conversion of preferred stock and the exercise of warrants. The precise number of shares of common stock which the selling shareholders will receive upon conversion of preferred stock cannot be determined at this time. Accordingly, the actual number of shares issued may be higher or lower than the number specified above.

         The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

         Our common stock is quoted on the Nasdaq SmallCap Market and trades under the ticker symbol "TLDT." On November 19, 1998, the average of the high and low sale prices of one share of our stock on the Nasdaq SmallCap Market was $1.06.


                                 ---------------


         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 ---------------


         THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
4.


                                 ---------------




                THE DATE OF THIS PROSPECTUS IS ____________, 1998

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares covered by this prospectus:

         (1)      Annual Report on Form 10-KSB for the year ended June 30, 1998;

         (2) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998;

         (3) Description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-04311) filed on May 22, 1996 (as amended);

         (4)      Current Report on Form 8-K filed on August 19, 1998; and

         (5) Definitive Schedule 14A (Proxy Statement) filed on September 29, 1998.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning the Chief Executive Officer at the following address:

                            Telident, Inc.
                            Ten Second Street N.E., Suite 212
                            Minneapolis, Minnesota 55413
                            (612) 623-0911

         You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                               PROSPECTUS SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO INVEST.

                                   THE COMPANY

         We design, manufacture and market hardware and software systems which provide the exact location of a 911 telephone call to the emergency dispatcher at the public safety answering point who receives the call. Our systems provide information which can speed the response time to a 911 call, reduce the costs associated with responses to incorrect locations and improve the safety of individuals within private branch exchange telephone systems. We also manufacture and market network hardware which provides switching, selective routing and data interfacing capabilities to public and private telephone networks and governmental agencies.

         Our products utilize existing enhanced 911 technology which automatically transmits the caller's telephone number and address to the nearest emergency dispatcher. Currently over two-thirds of the telephone systems in the United States have access to this enhanced service. However, this service generally does not have the ability to pinpoint a caller's location within a private branch exchange without equipment such as that which we offer. Our patented systems create and manage a sophisticated database of information to monitor 911 calls within private branch exchanges and transmit the precise location, and generally the caller's name, to the nearest emergency dispatcher through the existing enhanced service. Presently five states have adopted legislation mandating the modification of private branch exchanges to make them fully compatible with the existing 911 technology.

         The primary markets for our systems and services include a wide variety of private branch exchange telephone system owners such as:

*  Medium to large corporations           *  Apartment and condominium buildings
*  Colleges and universities              *  Nursing and retirement homes
*  City, county and state governments     *  Hotels and motels
*  Public schools                         *  Hospitals and clinics

                               BUSINESS STRATEGIES

         We have created a special board committee and hired an investment banking firm to explore our strategic options, including selling the Company or acquiring another company. We have also implemented strategies to grow our core business. Such plans include extending our current products to include additional features and converting our hardware and software to become compatible with the Internet.

                                     GENERAL

         Our principal executive offices are located at Ten Second Street, N.E., Suite 212, Minneapolis, Minnesota 55413, and our telephone number is (612) 623-0911.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON.

         SOME OF THE INFORMATION IN THIS DOCUMENT MAY CONTAIN FORWARD-LOOKING STATEMENTS. YOU CAN IDENTIFY SUCH STATEMENTS BY NOTING THE USE OF FORWARD-LOOKING TERMS SUCH AS "BELIEVES," "EXPECTS," "PLANS," "ESTIMATES" AND OTHER SIMILAR WORDS. CERTAIN RISKS, UNCERTAINTIES OR ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT MAY AFFECT SUCH STATEMENTS. THE FOLLOWING RISK FACTORS AND OTHER CAUTIONARY STATEMENTS COULD CAUSE OUR ACTUAL OPERATING RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENT. WE CAUTION YOU TO KEEP IN MIND THE FOLLOWING RISK FACTORS AND OTHER CAUTIONARY STATEMENTS AND TO REFRAIN FROM PLACING UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS DOCUMENT.

         HISTORY OF OPERATING LOSSES. Except for the last two quarters, we have historically incurred losses from operations because we have not sold enough products to cover our expenses. We had an accumulated deficit of approximately $13.6 million as of September 30, 1998. Net losses applicable to our common stock for the years ended June 30, 1998 and 1997, were approximately $1.0 million and $3.8 million, respectively. We cannot assure you that we will be able to operate profitably in the future.

         NEED FOR ADDITIONAL CAPITAL. At September 30, 1998, we had access to approximately $1.3 million in cash. We believe that the proceeds from our August 1998 private placement and the cash received from future operations will enable us to meet our working capital requirements through December 31, 1999. After that, we may need additional capital.

         CHALLENGE TO GROWTH AND PROFITABILITY AND EFFECTS OF RECENT RESTRUCTURING. We have focused on strengthening our market position, reducing our costs and examining ways to grow and be profitable. Such efforts have included reducing operating expenses, cutting our workforce and repositioning our sales force. These steps may not lead to increased revenue, improved market position or profitability. We also are exploring our strategic options, including selling the Company or merging with another company. If these measures and other reorganization efforts prove unsuccessful, we may be forced to cease operations.

         COLLECTION OF ACCOUNTS RECEIVABLE; EFFECTS OF NON-COLLECTION. As of September 30, 1998, approximately 6% of our accounts receivable were past due at least 180 days. If we do not collect substantially all of our accounts receivable, our future earnings and our working capital will be adversely affected.

         DEPENDENCE ON NEW OR IMPROVED PRODUCTS; TECHNOLOGICAL CHANGES. We participate in an industry in which significant changes and new and better products are rapidly introduced. To keep up with the industry changes and product development, we must make substantial investments in product and technology developments. We may not have the funds required to make such investments on a timely basis in the future. New products which we attempt to develop may not be successful. Newly developed products must also successfully enter a competitive market and meet necessary regulatory requirements.

         DEPENDENCE ON KEY PERSONNEL. We believe that our development and ability to operate profitably depends on the continued employment of our senior management team. If the President and Chief Executive Officer or other members of the management team do not continue to serve in their present positions, our business and financial results could be materially adversely affected. We have not entered into non-competition or employment agreements with our employees. We do not maintain life insurance on any of our employees.

         COMPETITION. We face increasing competition from other companies which market products similar to our station translation system product. We believe that our products provide better features than those of our competitors and that our competitors products are only compatible with equipment offered by a limited number of telecommunication equipment manufacturers. We believe that our station translation system product is compatible with over 90% of the equipment for private branch exchange vendors in the United States.

         Many of our potential competitors are larger and have greater resources than we do. In addition, the technology used in the telecommunications industry is subject to rapid change. We must be able to adapt to such changes by our competitors or our products will become obsolete.

         Our competitors continually take steps to attract customers and increase their market share. The most heavily used techniques are advertising, target marketing and price competition. These competitive practices, as well as competition that may develop in the future, could diminish our ability to obtain and keep customers.

         PRODUCT ACCEPTANCE. Market acceptance of our products has been limited. There can be no assurance that our products will gain market acceptance or maintain their level of acceptance.

         COOPERATION WITH TELEPHONE COMPANIES. The attractiveness of our products to the public depends, in part, on the tariffs filed by local or regional telephone companies. We depend, and our customers depend, upon the cooperation of local telephone companies for the installation and operation of our products. If the local tariff environment is not favorable to the Company's products, or if telephone companies are uncooperative, our sales in that market drop. We presently are experiencing a lack of cooperation with one telephone company. Some telephone companies have expressed a preference to sell digital equipment; however, our current products are analog compatible. We know that a change to digital is inevitable and we are currently preparing for such a change.

         PRODUCT LIABILITY. We may be liable if any of our products cause injury, illness or death. We carry product liability insurance, but this insurance may not be adequate to cover successful product liability claims. We are not aware of any pending material product liability claims against us. However, a successful product liability suit could materially adversely affect our business and financial results.

         PROTECTION OF INTELLECTUAL PROPERTY. We rely upon trade secrets and patents to protect the technology we develop. We also require our employees to execute nondisclosure agreements to preserve our trade secrets. It is important for our success to preserve our intellectual property. Our competitors may develop or acquire substantially equivalent technologies or gain access to our trade secrets. We may not be able to protect our rights in our trade secrets and our attempts to do so may not provide us with a competitive advantage.

         IMPACT OF SALE OF SECURITIES; SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this prospectus, there were 2,787,297 shares of common stock outstanding. There were warrants and options outstanding to purchase approximately 1,619,975 shares of common stock. In addition, there were 437,500 shares of preferred stock outstanding which are convertible into an indeterminate number of shares of common stock. The market price of the common stock could drop as a result of a large number of shares of common stock being sold in the market following this registration, the exercise of warrants and options, the conversion of convertible securities, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future equity offerings. In general, the shares sold pursuant to this prospectus will be freely transferable without restrictions or further registration under the Securities Act.

         LIMITATIONS ON BROKER-DEALER SALES OF COMMON STOCK; APPLICABILITY OF "PENNY STOCK" RULES; NO ASSURANCE OF CONTINUED QUOTATION ON THE NASDAQ STOCK MARKET. Our shares are quoted on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires that listed companies maintain certain requirements, including total assets of at least $2.0 million, capital and surplus of at least $1.0 million, minimum bid price per share of at least $1.00 and total market value of at least $1.0 million. As of September 30, 1998, our shareholders' equity was $2,198,690. On November 6, 1998, the average of the high and low sale prices of one share of our stock was $1.75 and our total market value was approximately $4.9 million. If we are unable to maintain the requirements for continued listing on the Nasdaq SmallCap Market, our shares will no longer be traded in that market. There can be no assurance that our common stock will continue to be listed on the Nasdaq SmallCap Market.

         If our shares do not continue to be listed on the Nasdaq SmallCap Market, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq SmallCap Market listing requirements. Consequently, selling our shares would be more difficult because smaller quantities of shares could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Telident may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

         If our shares are not listed on the Nasdaq SmallCap Market, they may become subject to an Exchange Act rule which imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. Consequently, this rule may affect the ability of holders to sell our shares in the secondary market.

         The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply if our shares continue to be listed on the Nasdaq SmallCap Market and we provide certain price and volume information on a current and continuing basis, or meet required minimum net tangible assets or average revenue criteria. We cannot assure you that our shares will continue to qualify for exemption from these restrictions. If our shares were subject to the penny stock rules, the market liquidity for the shares would be adversely affected.

         POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES, AND PREFERRED STOCK. We have reserved approximately 2,130,000 shares of our common stock for issuance upon the exercise of outstanding derivative securities. If the common stock is trading at a higher price than the exercise price of the derivative securities when they are exercised, such exercise will have a dilutive effect on our shareholders and may cause the price of our common stock to decrease.

         CONVERSION OF PREFERRED STOCK. Our Articles of Incorporation authorize the issuance of up to 2,500,000 shares of preferred stock. The board may establish the preferences and rights of any preferred stock issued. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in the shareholders' best interests. Issuance of preferred stock with rights superior to the common stock could result in a reduction in the value of the common stock. As of the date of this prospectus, there were 37,500 shares of Series I Convertible Preferred Stock and 400,000 shares of Series III Convertible Preferred Stock issued and outstanding. All preferred stock has the same voting rights as the common stock.

         CONTROL BY MANAGEMENT. Our current officers and directors beneficially own approximately 57.9% of our common stock. Accordingly, such persons exert substantial influence over our business and affairs. Such persons may also control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

         NO DIVIDENDS. We do not anticipate that we will pay any dividends on our common stock. We plan to retain any earnings to develop and expand our business.

         MATTERS RELATING TO YEAR 2000. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in just over one year, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. We are presently assessing our Year 2000 readiness for its operations, focusing on critical operating and applications systems, particularly the Year 2000 compliance of:
(1) our hardware and software products and (2) our key software/hardware vendors.

         Although we believe that our products are Year 2000 compliant, we believe that the purchasing patterns of customers and potential customers may be affected as companies expend a significant portion of their limited information technology resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase hardware and software products such as those which we offer. This could result in a material adverse effect on our business, operating results and financial condition.

         We are currently performing a compliance survey of our critical vendors, although we presently have little information concerning their Year 2000 compliance status. In the event that any such key suppliers do not achieve Year 2000 compliance in a timely manner, or at all, our business or operations could be adversely affected.

         As a part of our Year 2000 assessment, we intend to demonstrate our Year 2000 readiness by simulating the Year 2000 in an orchestrated manner for our key infrastructure components, critical business processes and key applications systems. We expect that minor Year 2000 compliance issues will be identified as an outcome of the Year 2000 simulation test and intend to address these compliance issues no later than the second quarter of calendar 1999. We recognize the need for Year 2000 contingency plans in the event that remediation is not fully successful or that the remediation efforts of our vendors, suppliers and governmental/regulatory agencies are not timely completed. We intend to address contingency planning during calendar 1999. We intend to complete our Year 2000 remediation efforts primarily with in-house resources, but will utilize consultants should the need arise. We have spent an estimated $20,000 to date, and anticipate spending an additional $15,000 as part of our Year 2000 assessment and remediation.

         We recognize that issues related to Year 2000 constitute a material known uncertainty. We also recognize the importance of ensuring that our operations will not be adversely affected by Year 2000 issues. We believe that the processes described above will be effective to manage the risks associated with the problem. However, there can be no assurance that the processes can be completed on the timetable described above or that remediation will be fully effective. The failure to identify and remediate Year 2000 issues, or the failure of customers, key vendors or other critical third parties who do business with us to timely remediate their Year 2000 issues could cause system failures or errors, business interruptions and, in a worst case scenario, the inability to engage in normal business practices for an unknown length of time. The effect on our operations, income and financial condition could be materially adverse.

                              SELLING SHAREHOLDERS

         Under stock purchase agreements between us and the selling shareholders, we agreed to register (i) shares of common stock held by the selling shareholders, (ii) shares to be issued to the selling shareholders upon the conversion of preferred stock, and (iii) shares to be issued to the selling shareholders upon the exercise of warrants. We also agreed to use our best efforts to keep the registration statement effective for three years, until the selling shareholders no longer hold or have the right to acquire the shares, or until all of the shares may be sold pursuant to SEC rules without volume restrictions, whichever comes first. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The following table presents certain information regarding the selling shareholders. The shares listed below represent the shares that each selling shareholder currently owns, or which each selling shareholder may own, upon the conversion of preferred stock or the exercise of warrants.

                                                                                                 PERCENTAGE OF
                                                     SHARES                       SHARES          OUTSTANDING
                                                  BENEFICIALLY                 BENEFICIALLY          SHARES
                                                      OWNED       SHARES        OWNED UPON        BENEFICIALLY
                                                    PRIOR TO     OFFERED      COMPLETION OF       OWNED UPON
                                                    OFFERING      HEREBY       THE OFFERING       COMPLETION OF
SELLING SHAREHOLDER                                   (1)          (2)             (3)          THE OFFERING(4)
-----------------------------------------------   ------------   -------      -------------     ---------------
FAMCO III, Limited Liability Company(5)            2,253,967    2,253,967           0                 0
 Interchange Tower, Suite 850
 600 S. Highway 169
 Minneapolis, MN 55426

Special Situations Private Equity Fund, L.P.(6)      836,875      836,875           0                 0
  153 East 53rd Street
  New York, NY 10022


----------------

(1) The securities "beneficially owned" by a person are determined in accordance with the SEC's definition of "beneficial ownership" and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of the date of this prospectus.
(2) The actual number of shares issuable upon conversion of shares of Series III Convertible Preferred Stock held by the selling shareholders is subject to adjustment and could be materially more or less than such estimated amount depending on factors that cannot be predicted at this time, such as the future market price of the common stock. We have assumed that each selling shareholder will be able to convert its Series III Convertible Preferred Stock into 636,875 shares of common stock.
(3) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold, and that the selling shareholders acquire no additional shares of common stock before the completion of this offering.
(4) Percentage of beneficial ownership is based on 2,787,297 shares of common stock outstanding as of the date of this prospectus. Shares issuable pursuant to the conversion of Series III Convertible Preferred Stock and the exercise of warrants are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Certain warrants reported herein contain antidilution rights which may be triggered upon exercise.
(5) Includes 636,875 shares purchasable pursuant to the conversion of Series III Convertible Preferred Stock, 564,907 shares purchasable pursuant to the exercise of warrants and 1,052,185 shares of common stock. The number of shares purchasable pursuant to one of FAMCO's warrants has been adjusted to reflect previously triggered antidilution rights.
(6) Includes 636,875 shares purchasable pursuant to the conversion of Series III Convertible Preferred Stock and 200,000 shares purchasable pursuant to the exercise of warrants.

                                 USE OF PROCEEDS

         All of the net proceeds from the sale of the shares will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares at various times in one or more of the following transactions:

         *   on the Nasdaq SmallCap Market
         *   in transactions other than on such market
         *   in privately negotiated transactions, or
         *   in a combination of any of the above transactions

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices. We are indemnifying the selling shareholders against certain liabilities, including liabilities under the Securities Act.

         The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         The selling shareholders and any persons who participate in the sale of the shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                                  LEGAL MATTERS

         For the purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares and certain legal matters pertaining to the Company.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                                -----------------

                                TABLE OF CONTENTS

                                -----------------

                                                                            Page
                                                                            ----
Where You Can Find More Information.........................................  2
Prospectus Summary..........................................................  3
Risk Factors................................................................  4
Selling Shareholders........................................................  8
Use of Proceeds.............................................................  9
Plan of Distribution........................................................  9
Legal Matters...............................................................  9
Experts.....................................................................  9


================================================================================


                                3,090,842 SHARES




                                 TELIDENT, INC.




                                  COMMON STOCK






                                  ------------

                                   PROSPECTUS

                                  ------------






                               _____________, 1998

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.

         SEC registration fee........................................ $    900
         Legal fees and expenses.....................................    7,500
         Accounting fees and expenses................................    5,000
         Blue sky and related fees and expenses......................    1,000
         Miscellaneous (including listing fees, if applicable).......      600
                                                                      --------
              Total.................................................. $ 15,000
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of a corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of a corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

         Article VII of the Company's Restated Articles of Incorporation eliminates certain personal liability of the directors of the Company for monetary damages for certain breaches of the directors' fiduciary duties.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number         Description
------         -----------

 5.1           Opinion of Briggs and Morgan, Professional Association.
10.1 Stock Purchase Agreement dated April 13, 1998, between the Company and FAMCO III Limited Liability Company and Special Situations Private Equity Fund, L.P. (incorporated by reference to the Registrant's Statement on Form 10-K filed with the Securities and Exchange Commission on August 20, 1998, File No. 000-20887).
23.1 Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1).
23.2           Independent Auditors' Consent.
24.1           Power of Attorney (included on signature page to the Registration
               Statement).

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on November 23, 1998.


                                        TELIDENT, INC.


                                        By /s/ W. Edward McConaghay
                                          --------------------------------------
                                           W. Edward McConaghay
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints W. Edward McConaghay as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on the dates and in the capacities indicated.


          Signature                        Title                      Date
          ---------                        -----                      ----

 /s/ W. Edward McConaghay    President, Chief Executive        November 23, 1998
---------------------------  Officer and Director (Principal
 W. Edward McConaghay        Executive Officer)


 /s/ W. Edward McConaghay    Treasurer (Principal Financial    November 23, 1998
---------------------------  Officer and Principal Accounting
 W. Edward McConaghay        Officer)


 /s/ Mark W. Sheffert        Chairman of the Board and         November 23, 1998
---------------------------  Director
 Mark W. Sheffert


 /s/ Scott R. Anderson       Director                          November 23, 1998
---------------------------
 Scott R. Anderson


 /s/ Willis K. Drake         Director                          November 23, 1998
---------------------------
 Willis K. Drake

          Signature                        Title                      Date
          ---------                        -----                      ----

 /s/ David F. Durenberger    Director                          November 23, 1998
---------------------------
 David F.Durenberger


 /s/ John D. Wunsch          Director                          November 23, 1998
---------------------------
 John D. Wunsch


 /s/ Mack V. Traynor, III    Director                          November 23, 1998
---------------------------
 Mack V. Traynor, III

                                  EXHIBIT INDEX

Exhibit
Number         Description
------         -----------

 5.1           Opinion of Briggs and Morgan, Professional Association.
10.1 Stock Purchase Agreement dated April 13, 1998, between the Company and FAMCO III Limited Liability Company and Special Situations Private Equity Fund, L.P. (incorporated by reference to the Registrant's Statement on Form 10-K filed with the Securities and Exchange Commission on August 20, 1998, File No. 000-20887).
23.1 Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1).
23.2           Independent Auditors' Consent.
24.1           Power of Attorney (included on signature page to the Registration
               Statement).